STRUCTURED INVESTMENTS Digital Notes Digital Notes provide investors the opportunity to express a neutral to moderately bullish view on one or more underlying assets by offering a one - time digital payment at maturity with contingent limited downside protection against negative performance. Hypothetical Terms Hypothetical Payoff Profile + – – + Payment at Maturity 0% 0% % Change in Underlier Value Digital Payment Digital Payment Threshold Digital Note Underlier Maturity 13 Months Principal Barrier 70% 1 of initial Digital Payment 110% 2 Digital Payment Threshold 70% of initial Interest None 1 Investors can lose up to 100% of initial investment 2 Applicable only if underlying Jnal value is at or above the Digital Payment Threshold Hypothetical Returns at Maturity Underlier Price Payment at Maturity Note R eturn R eturn +35% Digital Payment amount is payable, note underperforms direct investment in the underlier* +10% +5% Digital Payment amount is payable, note outperforms direct investment in the underlier* +10% - 15% Digital Payment amount is payable, note outperforms direct investment in the underlier* +10% - 35% Note is redeemed with loss of principal proportionate to the percentage decline in the underlier - 35% *Excluding dividends. This example is for hypothetical purposes only and does not cover the complete range of possible payouts at maturity All payments are subject to the credit risk of the issuer (and the guarantor, if applicable) The example above is based on the hypothetical terms in order to illustrate how the Enhanced Digital Notes might work. It does not reflect any actual terms or all of the terms that will be speciJed in the offering documents for an offering, and it does not cover all possible scenarios. See "Selected Risk Considerations" below. Free Writing Prospectus Registration Statement Nos. 333 - 221595; 333 - 221595 - 01 Dated September 15, 2020 Filed pursuant to Rule 433 value of the underlier at any time other than the valuation date(s). • Investing in Digital Notes is not equivalent to investing in the underlier. • Adjustments to the underlier could adversely affect the value of the Digital Notes. • The Digital Notes will not be listed on any securities exchange and secondary trading may be limited. • The calculation agent, which may be an affiliate of the issuer, will make determinations with respect to the Digital Notes. • The estimated value of the securities is determined by reference to pricing and valuation models of the issuer or an affiliate of the issuer, which may differ from those of other dealers and is not a maximum or minimum secondary market price. About Digital Notes At maturity, if the closing value of the underlier is at or above the digital payment threshold value, you will receive, in addition to the principal amount, the specified fixed digital payment. However, if the underlier has declined by more than the barrier amount, investors will lose 1% for every 1% decline, and may lose a significant portion or all of their initial investment. Investor Profile Digital Notes are for investors who seek a market - linked based return and who are willing to forgo current income and returns above the fixed digial payment in exchange for the potential to receive the fixed upside return if the final underlier value is at or above the digital payment threshold value, and the barrier feature, which applies to a limited stated range of negative performance of the underlier. An investment in Structured Investments may not be suitable for all investors. These investments involve substantial risks. The appropriateness of a particular investment or strategy will depend on an investor’s individual circumstances and objectives. This material does not provide individually tailored investment advice nor does it offer tax, regulatory, accounting or legal advice. Hypothetical performance results have inherent limitations. There are frequently sharp differences between hypothetical and actual performance results subsequently achieved by any particular trading strategy. Hypothetical performance results do not represent actual trading and are generally designed with the benefit of hindsight. They cannot account for all factors associated with risk, including the impact of financial risk in actual trading or the ability to withstand losses or to adhere to a particular trading strategy in the face of trading losses. There are numerous other factors related to the markets in general or to the implementation of any specific trading strategy that cannot be fully accounted for in the preparation of hypothetical performance results and all of which can adversely affect actual trading results. Any estimates and projections (including in tabular form) given in this communication are intended to be forward - looking statements. Although Morgan Stanley believes that the expectations in such forward - looking statement are reasonable, it can give no assurance that any forward - looking statements will prove to be correct. Such estimates are subject to actual known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those projected. These forward - looking statements speak only as of the date of this communication. Morgan Stanley expressly disclaims any obligation or undertaking to update or revise any forward - looking statement contained herein to reflect any change in its expectations or any change in circumstances upon which such statement is based. Prior to entering into any proposed transaction, recipients should determine, in consultation with their own investment, legal, tax, regulatory and accounting advisors, the economic risks and merits, as well as the legal, tax, regulatory and accounting characteristics and consequences, of the transaction. Each relevant issuer has separately filed a registration statement (including a prospectus), and will file a pricing supplement, with the SEC for any offering to which this communication relates. Before you invest in any offering, you should read the prospectus in that registration statement, the applicable pricing supplement and other documents such issuer has filed with the SEC for more complete information about that issuer and that offering. You may get these documents free of charge by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Morgan Stanley, any underwriter or any dealer participating in any offering will arrange to send you the prospectus if you request it by calling toll - free 1 - 800 - 584 - 6837. © 2020 Morgan Stanley 9/2020 Selected Risk Considerations: The following is a non - exhaustive list of selected risk considerations for investors in Digital Notes. For further discussion of these and other risks, you should read the section/s entitled “Risk Factors” in the offering documents for the offering. We also urge you to consult your investment, legal, tax, accounting and other advisors in connection with your investment in Digital Notes. • Digital Notes do not pay interest and provide a minimum payment at maturity of only a portion of your principal. • The market price of the Digital Notes will be influenced by many unpredictable factors. • Digital Notes are subject to the credit risk of the issuer (and the guarantor, if applicable), and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Digital Notes. • The amount payable on the Digital Notes is not linked to the Important Information and Qualifications: The information provided herein was prepared by sales, trading, or other non - research personnel of one of the following: Morgan Stanley & Co. LLC, Morgan Stanley & Co. International PLC, Morgan Stanley MUFG Securities Co., Ltd, Morgan Stanley Capital Group Inc. and/or Morgan Stanley Asia Limited (together with their affiliates, hereinafter "Morgan Stanley"), but is not a product of the Morgan Stanley Research Department. This communication is a marketing communication and is not a research report, though it may refer to a Morgan Stanley Research report or the views of a Morgan Stanley research analyst. We are not commenting on the fundamentals of any companies mentioned. Unless indicated, all views expressed herein are the views of the author and may differ from or conflict with those of the Morgan Stanley Research or others in the Firm.